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                                                                   EXHIBIT 10(u)



                                 ERGOBILT, INC.
                             5000 Quorum-Suite 147
                              Dallas, Texas 75240
                     Tel (972) 233-8504 Fax (972) 392-9719


                                January 8, 1997



Mr. Edwin P. Lochridge
Metamorphosis Design & Development, Inc.
1347 Spring Street
Atlanta, Georgia 30309

Dear Win:

        As we have discussed, ErgoBilt is interested in purchasing from you and Metamorphosis (1) all intellectual property rights relating to the Metamorphosis work station, boogie board, tilt mechanism, power station, and computer processing unit, (2) an assignment of the license agreement with O'Sullivan, Inc., and (3) all other patents pending, designs, and future patents, designs, and other intellectual property rights of Metamorphosis or you, including the Metamorphosis chair/seating concept (TOM) currently under development.

        The purchase price for all of these assets would include the following:

                (1) $500,000 cash, $300,000 of which Metamorphosis would use for such product development as you and ErgoBilt may agree upon.

                (2) ErgoBilt would make contingent payments for intellectual property acquired as follows:

                        (A) an additional $350,000 if ErgoBilt's cumulative after tax earnings from the sale or licensing of Metamorphosis-related products reaches $500,000 within three years after closing, plus an amount equal to 70% of net income in excess of $500,000 from all such sales or licensing during the three-year period;

                        (B) amounts payable pursuant to (2)(A) would be due quarterly beginning within a reasonable time after the quarter in which the $500,000 has been earned from Metamorphosis-related products and continuing each subsequent quarter up to and including but not continuing after the third anniversary of the closing; and

                        (C)     in no event would amounts payable pursuant to
                (2)(A) exceed $5,000,000.

                (3) ErgoBilt would issue five-year warrants to purchase 150,000 shares of unregistered ErgoBilt common stock at a price per share equal to the last reported sale price on the NASDAQ
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Mr. Edwin P. Lochridge
January 8, 1997
Page 2


        National Market System on the closing date, exercisable beginning on the first anniversary of the closing.

        Additionally, if ErgoBilt is sold for at least $350 million or its market capitalization exceeds that amount for a period of 180 days at any time within five years after closing, and at such time at least one-third of its gross revenues are from sales or license fees with respect to products utilizing the patents, designs, and intellectual property rights that ErgoBilt acquired from you and Metamorphosis or products derived from such intellectual property, then ErgoBilt would also pay to Metamorphosis contingent additional consideration of $10 million in cash or securities, at the option of ErgoBilt.

        ErgoBilt would license to you and Metamorphosis the right to make and sell turnkey integrated workstations that include a power station and computer processing unit ("CPU") or to make or license for sale the CPU on a stand-alone basis. ErgoBilt would receive a fee of 3.0% on gross sales of all products sold under this license.

        The consummation of any transaction on the terms described in this letter is expressly conditioned on the following:

        1.      ErgoBilt's satisfactory completion of its due diligence review.

        2. Our good faith negotiations toward and execution of a definitive agreement with additional terms, conditions, representations, and warranties acceptable to all parties.

        3. If any of us desires to terminate negotiations at any time before a definitive agreement is executed, then we will so advise the other parties in writing, and may do so without any obligation or liability. Until such termination, however, you agree not to negotiate with any other parties with respect to the sale of assets covered by this letter.

        This letter is only a proposal and not a contract. None of us will be entitled to any recourse if, for any reason, we fail to agree on and enter into a definitive agreement.

        If you agree to move forward with the possible sale of assets and options on the terms outlined in this letter, please sign, date, and return the enclosed copy of this letter.


                                       Very truly yours,

                                       /s/ GERALD McMILLAN
                                       --------------------------------------

                                       Gerald McMillan, Chairman of the Board



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Mr. Edwin P. Lochridge
January 8, 1997
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AGREED this 8th day of January 1997.

METAMORPHOSIS DESIGN & DEVELOPMENT, INC.


By:  /s/ EDWIN P. LOCHRIDGE
   -------------------------------------------
     Edwin P. Lochridge, President


     /s/ EDWIN P. LOCHRIDGE
----------------------------------------------
Edwin P. Lochridge, in his individual capacity